Exhibit 10.2

155 North Lake Avenue 91101
PO Box 7084
Pasadena, California 91109-7084
1.626.578.3500    Fax 1.626.568.7144

May 28, 2013

Michael R. Tyler
570 Mount Holyoke Avenue
Pacific Palisades, California 90272

Dear Michael:

We are pleased to confirm our offer to you to join Jacobs as Senior Vice President, General Counsel. You will report directly to John Prosser, Executive Vice President Finance and Administration, with regard to job assignments and responsibilities. Such employment is conditional upon your acceptance of the terms and conditions outlined in this letter and the attached Employee Acceptance Statement. We believe that this is an outstanding opportunity for you to become a part of the Jacobs team, and we are confident that your experience will contribute to our success.
Your effective date of hire will be on a mutually agreeable date on or around June 24, 2013, at a bi-weekly rate of $16,538.46 for an annual starting salary of $430,000. You will be scheduled for a performance evaluation and be eligible for salary increase consideration annually. Compensation increases are based on individual merit and meeting specific performance targets. The position is classified as exempt with no eligibility for overtime.

In addition to base salary, your offer includes the following:

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You will be eligible for participation in Jacobs' Incentive Bonus Plan, Formula Level 4 (at a current target of 84% of base salary), subject to performance and other requirements as described in the terms and conditions of the plan. For the first fiscal year (fiscal year 2013), you will be paid two-thirds of the prorated amount awarded with the balance deferred to the following year. In subsequent years, the awarded bonus will be paid over three years in equal parts as provided for in the Plan.

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A Sign On bonus of $120,000 (subject to applicable taxes & withholdings). The first payment of $75,000 will be added to your Formula Bonus payment in December 2013 and the final payment of $45,000 will be added to your Formula Bonus in December 2014. If you voluntarily separate from Jacobs or are discharged for cause prior to June 1, 2014, you are responsible for reimbursing Jacobs the amount of this Sign On bonus.

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A grant of 5,000 shares of Jacobs' restricted stock that will vest five years from the date of award. Specific details of this grant will be forwarded to you under separate cover after your employment date.

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In addition, you will be eligible for future equity compensation commensurate with that granted to Senior Vice President and Group Vice Presidents each May, beginning in May 2013. All such equity awards are subject to and in accordance with the terms and conditions of the 1999 Jacobs Engineering Group Inc. Stock Incentive Plan, and subject to approval of Jacobs' Human Resource and Compensation Committee of the Board of Directors. The proposed award for 2013 is 12,000 options, 4,000 performance stock units based on net income, and 4,000 relative TSR for three year period.

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Accruing time off at a rate of 25 days (200 hours) per calendar year (in addition to the six US company paid holidays). All other conditions of the Jacobs Paid Time Off (PTO) policy will remain in effect.

Exhibit 10.2

•	Eligibility for the Jacobs' Executive Deferral Plan for deferral of compensation, subject to requirements as described in the terms and conditions of the plan.

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Eligibility for relocation assistance to move your home goods from your apartment in San Jose to Southern California. If this assistance is a taxable event for you, you will be responsible to cover the necessary taxes.

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In the event your employment is involuntarily terminated within 24 months of your hire date for any reason other than for cause, the Company agrees to pay you a lump sum severance payment in the amount of one year's salary plus any awarded but unpaid bonus. This severance payment, if applicable, would be contingent on signing a standard full and unconditional waiver and release as well as a one-year non-compete clause. Nothing is intended to alter the at-will employment arrangement.

Benefits are effective the first of the month following or coincident with your date of hire. You will be eligible to participate in our benefits program, which is described in the enclosed Benefits brochure. Should you have additional questions regarding benefits, please contact the Jacobs Employee Solution & Information Center (JESI) at 800-957-5374.

Michael, we are very pleased at the prospect of you joining us and becoming a member of our Jacobs management team. Please review the enclosed Employee Acceptance Statement, which notes our conditions of employment and your rights and responsibilities. Information regarding our background screening program is also included in this package. Kindly signify acceptance of this offer and by signing and returning this letter along with the Employee Acceptance Statement to me at Lori.Sundberg@Jacobs.com.

Sincerely,

On behalf of JACOBS,

/s/ Lori S. Sundberg
Lori S. Sundberg
Senior Vice President
Global Human Resources

Enclosures

I hereby accept the terms and conditions of this Letter of Offer:

/s/ Michael R. Tyler	Date: May 29, 2013
Michael R. Tyler

cc:    Susan G. Bilhorn, Global Talent Management
John Prosser, EVP Finance and Administration
Steve Barder, Director Human Resources
Jacobs Employee Solutions & Information Center (JESI)

Exhibit 10.2

EMPLOYEE ACCEPTANCE STATEMENT

The following information addresses Jacobs' employment requirements and your rights and responsibilities. Jacobs is an employer at will; wherein, either party may conclude the employment relationship at any time.

Equal Employment Opportunity
Jacobs provides a workplace free of discrimination and harassment. Our Equal Employment Opportunity and Affirmative Action Programs promote equality in the design and administration of personnel actions, such as recruitment, compensation, benefits, transfers and promotions, training, and social and recreational programs. These activities shall be administered equitably without regard to race, color, religion, gender, age, national origin, disability, veteran status, or any other characteristic protected by law. Any employee with questions or concerns about any type of discrimination in the workplace is encouraged to bring these issues to the attention of his/her immediate supervisor, the Human Resources Department, the Compliance Officer and/or the Integrity Hotline. Employees can raise concerns and make reports without fear of reprisal. Anyone found to be engaging in any type of unlawful discrimination will be subject to disciplinary action up to and including termination of employment.

References
Employment is conditional upon completion of an Application of Employment. Employment is also conditional upon satisfactory reference checks and/or background screening, as appropriate. You authorize any and all persons, schools, companies, and other organizations to supply Jacobs with any information they have concerning you as it relates to employment eligibility and qualifications and release them from liability with respect thereto. You agree that if Jacobs finds any misrepresentation or is dissatisfied with the results of any portion of this review, any offer of employment may be withdrawn or employment terminated.

Employment Eligibility
As a requirement of the U.S. Immigration Reform and Control Act of 1986, all employees hired to work in the United States must show evidence of employment eligibility and identity. Employment is conditional upon your ability to verify your eligibility for employment with Jacobs in the United States. Enclosed is a list of acceptable documents for I-9 purposes. Please be prepared to comply with this requirement within three (3) business days of starting work by presenting either one document from List A OR one document each from List B and List C. Should you require information regarding immigration questions, please contact me to discuss our procedures.

Drug-Free Workplace
You understand that in accordance with Jacobs' policy, employment is conditional upon you passing a pre-employment drug screen. Nicole Lovell in Human Resources, at 512.732.7520, will contact you and assist in arranging for your drug screen.
Confidentiality and Business Conduct
As a further condition of employment, on your first day of employment, you will be asked to read and sign a Confidentiality Agreement, read the Jacobs Corporate Policy concerning Business Conduct, and sign a Statement of Understanding and Compliance.

I hereby accept these terms and conditions of employment:

/s/ Michael R. Tyler	Date: May 29, 2013
Michael R. Tyler

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